Exhibit 99.1

AVIV REIT ANNOUNCES CLOSING OF $305 MILLION ACQUISITION

CHICAGO – December 18, 2014 – Aviv REIT, Inc. (“Aviv” or the “Company”) (NYSE: AVIV) announced today that it acquired 28 properties (plus an office building) for $305 million from Diamond Senior Living, LLC, a subsidiary of General Electric Credit Corporation of Tennessee (itself a subsidiary of General Electric Capital Corporation). All of the 28 properties are currently triple-net leased to new Aviv operator Laurel Health Care (“Laurel”) at an initial cash yield of 8.5%, for a remaining term of 15 years. Laurel is headquartered in Westerville, Ohio and has been in the business of operating skilled nursing facilities (“SNFs”) and other healthcare facilities for over 20 years. Laurel operates 42 facilities in five states, 28 of which Laurel will now lease from Aviv.

About Aviv

Aviv REIT, Inc., based in Chicago, is a real estate investment trust that specializes in owning post-acute and long-term care SNFs and other healthcare properties. Aviv is one of the largest owners of SNFs in the United States and has been in the business for over 30 years. The Company currently owns 345 properties that are triple-net leased to 38 operators in 30 states.

For more information about the Company, please visit our website at www.avivreit.com or contact: Craig M. Bernfield, Chairman & Chief Executive Officer at 312-855-0930.